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                                                                    EXHIBIT 99.1


                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE WESTERN DISTRICT OF LOUISIANA

US UNWIRED INC., LOUISIANA          )
UNWIRED L.L.C., and TEXAS           )
UNWIRED,                            )
                                    )
                   Plaintiffs,      )
                                    )
v.                                  )        Case No. CV 03-1326
                                    )                -------------------------
SPRINT CORPORATION, SPRINT          )
SPECTRUM, L.P., WIRELESSCO, L.P.,   )
and SPRINTCOM, INC.,                )        PLAINTIFFS DEMAND TRIAL BY
                                    )        JURY ON ALL ISSUES SO TRIABLE
                   Defendants.      )


                                    COMPLAINT

     Plaintiffs US Unwired Inc., Louisiana Unwired L.L.C., and Texas Unwired (collectively "US Unwired"), by their attorneys, bring this action against defendants Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc. (sometimes collectively referred to as "Sprint PCS"), and state as follows:

                                  INTRODUCTION

     1. US Unwired brings this Complaint for significant damages resulting from defendants' violations of the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. ss. 1961 et seq., breach of fiduciary duty, and fraud. In addition, US Unwired seeks appointment of a receiver to preserve and protect property and assets located in the state of Louisiana over which Sprint PCS unlawfully and wrongfully exercises control, including revenues generated by US Unwired's business.

     2. In the mid-1990s, Sprint PCS sought to establish a nationwide wireless personal communications services ("PCS") network. Sprint PCS sought the advantage of a seamless national presence for its PCS, but could not marshal the resources to quickly build an entire national

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network. Sprint PCS therefore invited third parties to take responsibility for constructing and operating a substantial portion of the network through "affiliate" relationships. In return for the affiliates' capital investments in the construction of network and distribution facilities, Sprint PCS proposed to grant the affiliates, including US Unwired, the right to offer PCS service to the public under the "Sprint PCS" brand upon terms that would permit a reasonable return on the affiliates' investments.

     3. Numerous firms, including US Unwired's subsidiaries, entered into affiliate agreements with Sprint PCS. Collectively, the affiliates spent over an estimated $3 billion to build and operate portions of the Sprint PCS network. US Unwired alone spent approximately $480 million in the construction and operation of its initial network.

     4. Soon after gaining the benefit of US Unwired's investment in a network that could only be used for Sprint PCS service, Sprint PCS embarked on a pattern of heavy-handed and unlawful conduct aimed at dominating and seizing control of US Unwired. Sprint PCS then exploited its control by treating US Unwired as a piggy bank into which Sprint PCS was free to dip and make off with revenues rightfully belonging to US Unwired. Not content with this plunder, Sprint PCS appears committed to continuing its unlawful pressure tactics with an ultimate objective of acquiring US Unwired's assets for pennies on the dollar. Sprint PCS's misconduct has materially contributed to US Unwired's loss of enterprise value of nearly one billion dollars.

                                   THE PARTIES

     5. Plaintiff US Unwired is a corporation organized under the laws of the State of Louisiana, with its principal place of business located at 901 Lakeshore Drive, Lake Charles, Louisiana 70601. US Unwired holds ownership interests in several Sprint PCS affiliates, including plaintiffs Louisiana Unwired L.L.C. ("Louisiana Unwired") and Texas Unwired ("Texas Unwired").


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Through Louisiana Unwired, Texas Unwired, and other Sprint PCS affiliates, US
Unwired is authorized to market and sell wireless products and services under the "Sprint PCS" brand name.

     6. Plaintiff Louisiana Unwired is a limited liability company organized under the laws of the State of Louisiana, with its principal place of business located at 901 Lakeshore Drive, Lake Charles, Louisiana 70601. Louisiana Unwired is a Sprint PCS affiliate responsible for the construction, operation, and maintenance of a wireless personal communications network in certain exclusive contractual territories. Louisiana Unwired's network is part of Sprint PCS's nationwide wireless communications services network.

     7. Plaintiff Texas Unwired is a general partnership organized under the laws of the State of Louisiana, with its principal place of business located at 901 Lakeshore Drive, Lake Charles, Louisiana 70601. Texas Unwired is a Sprint PCS affiliate responsible for the construction, operation, and maintenance of a wireless personal communications services network in certain exclusive contractual territories. Texas Unwired's network is part of Sprint PCS's nationwide wireless personal communications services network.

     8. Defendant Sprint Corporation is a corporation organized under the laws of the State of Kansas and maintains headquarters in Overland Park, Kansas. Sprint Corporation is a global communications company and in 2002 reportedly was the third largest provider (based on revenues) of long distance services in the United States. Sprint Corporation conducts its operations through a collection of subsidiary and affiliated entities separated into two operating groups; its FON Group and its PCS Group. This action relates primarily to the business of Sprint Corporation's PCS Group, which provides wireless personal communications services and products throughout the United States.


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     9. Defendants Sprint Spectrum, L.P. ("Sprint Spectrum") and WirelessCo,
L.P. ("WirelessCo") are Delaware limited partnerships headquartered in Overland Park, Kansas and are affiliated with Sprint Corporation. Sprint Spectrum and WirelessCo hold and exercise, directly or indirectly, control over Sprint PCS licenses to operate wireless personal communications services networks across the United States, including the licenses for the wireless networks owned and operated by US Unwired, and perform other functions in the operation of Sprint PCS.

     10. Defendant SprintCom, Inc. ("SprintCom") is a Kansas corporation headquartered in Overland Park, Kansas and is affiliated with Sprint Corporation. SprintCom holds and exercises, directly or indirectly, control over Sprint PCS licenses to operate wireless personal communications services networks across the United States, including the licenses for the wireless networks owned and operated by US Unwired.

     11. "Sprint PCS," as that term is used throughout this Complaint, collectively refers to Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom, the entities that conduct Sprint's PCS business operations. Among other things, Sprint Corporation:

          (a) manages and directs the business operations of Sprint PCS, including Sprint PCS's sales, marketing, and advertising activities;

          (b) manages, directs, and controls the financing activities of Sprint PCS;

          (c) operates Sprint PCS as a Sprint Corporation division or department; and

          (d) oversees and directs the allocation of revenues, expenses, and tax liabilities to Sprint PCS.

     12. US Unwired alleges, on information and belief, that Sprint Corporation has controlled, directed, authorized, and/or ratified the conduct of Sprint Spectrum, WirelessCo, and


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SprintCom complained of in this Complaint. With respect to the claims asserted in this Complaint, Sprint Corporation is liable for the conduct of Sprint PCS and is bound by any and all judgments entered with respect to Sprint PCS, Sprint Spectrum, WirelessCo, or SprintCom.

                             JURISDICTION AND VENUE

     13. This Court has subject matter jurisdiction over this action pursuant to 28 U.S.C. ss.ss. 1331, 1332, and 1367 and 18 U.S.C. ss. 1964.

     14. This action is between citizens of different States and the amount in controversy in each count of the Complaint exceeds the sum of $75,000, exclusive of interest and costs.

     15. Venue is proper in this District pursuant to 28 U.S.C.ss.1391 and 18 U.S.C.ss.1965.

                               FACTUAL BACKGROUND

The Sprint PCS Network and Sprint
PCS's Affiliate Program

     16. In the 1990s, Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom obtained licenses from the Federal Communications Commission (the "FCC") for the purpose of establishing a nationwide personal communications services network, the "Sprint PCS Network," to provide seamless, integrated voice and data services to customers using wireless technology. The licenses authorized these Sprint entities to use certain bands or blocks of frequencies of the electromagnetic spectrum for the transmission of voice and data throughout the United States.


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     17. As a condition of obtaining the FCC personal communications services licenses, Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom were obligated to construct a wireless services network within five years.

     18. Sprint PCS lacked the capital and resources to quickly construct and operate a national network. Sprint PCS therefore conceived a strategy by which it would construct and operate its own network in the higher-volume urban areas and contract with third parties to construct, operate, manage, and maintain portions of the Sprint PCS Network in the lower-volume, rural areas. These third parties were and are referred to by Sprint PCS as "affiliates." In short, Sprint PCS's strategy sought to obtain a national network build-out more quickly than Sprint PCS could have achieved alone while simultaneously transferring most of the financial and business risks for that network onto the third-party affiliates. The affiliates' investments in rural networks also afforded Sprint PCS the competitive advantage of offering seamless nationwide coverage to Sprint PCS's own urban customers as they traveled.

     19. Sprint PCS divided the United States into "Service Area Networks." In each designated Service Area Network not serviced by Sprint PCS, a Sprint PCS affiliate obtained exclusive responsibility for constructing, operating, and maintaining the Sprint PCS Network and obtained the exclusive right to provide personal communications services under the "Sprint PCS" brand name.

     20. To finance the construction and operation of its initial Service Area Networks for Louisiana Unwired and Texas Unwired, US Unwired raised approximately $460 million of debt and equity capital. US Unwired, through subsidiaries, began operating as a Sprint PCS affiliate, and carrying Sprint PCS products and services across its Service Area Networks in November 1998.


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     21. US Unwired, through Louisiana Unwired, Texas Unwired, and other Sprint
PCS affiliates, ultimately became responsible for Service Area Networks in 68 markets within Louisiana, Alabama, Texas, Oklahoma, Georgia, Mississippi, Arkansas, Florida, Tennessee, New York, New Hampshire, Massachusetts, Pennsylvania, and Vermont with populations totaling approximately 17.6 million residents.

US Unwired's Management And
Services Agreements With Sprint PCS

     22. Effective June 1998, Louisiana Unwired, Sprint Spectrum and SprintCom executed a Sprint PCS Management Agreement pursuant to which, among other things, Louisiana Unwired designed, constructed, and maintained a wireless service network in its service areas and offered, promoted, and distributed various Sprint PCS products and services. Texas Unwired also executed a Sprint PCS Management Agreement with Sprint Spectrum, and SprintCom, which is substantially similar to Louisiana Unwired's Management Agreement (collectively the "Management Agreements").

     23. The Management Agreements provided, in effect, that US Unwired would retain 92% of the collected revenues generated in US Unwired's Service Area Networks and Sprint PCS would retain the remaining 8%.

     24. Also effective June 1998, and contemporaneous with the execution of the Management Agreement, Louisiana Unwired and Sprint Spectrum executed a Sprint PCS Services Agreement. Texas Unwired also contemporaneously executed a substantially similar Sprint PCS Services Agreement with Sprint Spectrum (collectively the "Services Agreements").

     25. Under the Services Agreements, US Unwired had the option of performing for itself services relating to the operation, management, and maintenance of US Unwired's Service


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Area Networks or alternatively purchasing those services from Sprint PCS.
Specifically, the Services Agreements permitted an affiliate to select one of three categories of service options:

          (a) Option 1 - would authorize Sprint PCS to provide and be compensated for all services related to the operation, management, and maintenance of the affiliate's Service Area Networks, including control of the telecommunications switches utilized in the affiliate's Service Area Networks;

          (b) Option 2 - among other things, would authorize Sprint PCS to provide and be compensated for all services related to the operation, management, and maintenance of the affiliate's Service Area Networks, including the billing, collections, and customer care services, except that the affiliate would retain control of system switches; and

          (c) Option 3 - the affiliate would perform almost 100% of the services related to the operation, management, and maintenance of the affiliate's Service Area Networks, including the billing, collections, and customer care services.

Affiliates electing an option were accordingly known as either "Type I," "Type II," or "Type III" affiliates.

     26. Before entering into the Management and Services Agreements, US Unwired had been a long-standing operator of several cellular mobile telephone properties in Louisiana and other states. US Unwired also operated independent PCS networks in several markets. Because US Unwired was an existing wireless telecommunications carrier, US Unwired had both the technical


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capabilities and the experience necessary to operate all functions of a wireless telecommunications business, including billing, collections, and customer care functions. Indeed, US Unwired's business strategy included differentiating itself from other providers based upon US Unwired retention of the customer care functions. As a result, US Unwired selected Option 3 under the Services Agreements and thus became a Type III Sprint PCS affiliate, thereby retaining control over critical path functions such as billing, collections, and customer care. US Unwired's control of those functions and its access to the related customer information was intended to enhance US Unwired's ability to earn an appropriate return on its investment by enabling US Unwired to react quickly to changes in market conditions.

Sprint PCS's Scheme To Control US
Unwired By Forcing It To Convert To Type II Status

     27. US Unwired operated as a Type III Sprint PCS affiliate from November 1998 until approximately August 2001, when Sprint PCS succeeded in a scheme to coerce US Unwired to switch from a Type III affiliate to a Type II affiliate by the unlawful acts described below. Once Sprint PCS successfully forced US Unwired to a Type II affiliation, Sprint PCS acquired and maintained effective control over US Unwired's business operations. Sprint PCS has exploited its control by siphoning revenues from US Unwired.

     28. In 1999, Sprint PCS had a number of Type II and Type III affiliates. For Type II affiliates, Sprint PCS had control over the Type II affiliates' billing, collections, and customer care functions and, thus, effective control over the affiliates' business operations. Sprint PCS also unilaterally set the fees and charges for the services Sprint PCS purported to provide Type II affiliates. Sprint PCS quickly recognized that control over the affiliates' business operations, including billing, collections, and customer care functions permitted it to control the economics of


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the relationship. Because US Unwired was one of the Type III affiliates, Sprint
PCS embarked on a calculated and unlawful campaign to force US Unwired from a Type III affiliation to a Type II affiliation. As alleged below, the campaign began with Sprint PCS wrongfully withholding new products and services from US Unwired and escalated into full-blown threats to improperly place US Unwired in default under the parties' contracts.

     29. In the spring of 1999, Sprint PCS announced plans to introduce what became known as its "Wireless Web" products. Among Sprint PCS's Wireless Web products and services were handsets (phones) that could access the internet. Wireless Web handsets also were capable of downloading other products and services from the internet, such as video games and different ring tones. Wireless Web products were a substantial innovation in the wireless communications industry. Both Sprint PCS and US Unwired expected that consumers would have significant interest in Wireless Web products. Sprint PCS also knew that US Unwired's ability to participate in the sale and support of Sprint PCS's new products and services was important to US Unwired.

     30. As part of its unlawful efforts to force US Unwired to convert to a Type II affiliation, however, Sprint PCS concocted obstacles to US Unwired's ability to offer Wireless Web products while remaining a Type III affiliate. To begin with, soon after announcing the planned introduction and launch of its new products and services, Sprint PCS began discussions with US Unwired about US Unwired's capability to connect with Sprint PCS's "Operation System Support Network" ("OSSN"). "OSSN connectivity" would provide US Unwired the technical connections to Sprint PCS's systems by which US Unwired could offer and support Wireless Web and other new Sprint PCS products and services. While US Unwired could have installed this capability readily and at little expense, Sprint PCS manipulated its systems integration demands in a variety of ways to promote its goal of forcing US Unwired to a Type II affiliation.


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     31. First, in May 1999, US Unwired began investigating the technical requirements necessary to integrate its Type III systems with Sprint PCS's systems and carry and support all of Sprint PCS's new products and services, including Wireless Web products. US Unwired repeatedly requested information from Sprint PCS regarding the specific technical requirements necessary for US Unwired to obtain OSSN connectivity. But Sprint PCS ignored US Unwired's requests despite assuring US Unwired that cost-efficient, technical solutions existed for US Unwired to obtain OSSN connectivity and to carry and support Sprint PCS's new products and services while remaining a Type III affiliate.

     32. For a time, Sprint PCS continued to falsely and fraudulently assure US Unwired that Sprint PCS would facilitate OSSN connectivity and provisioning for new Sprint PCS products and services for Type III affiliates. For example, in one document entitled "Type III Affiliates and OSSN Connectivity," Fred Rogers, a Sprint PCS OSSN Principal Network Systems Engineer, informed the affiliates that "[t]he type III affiliates will be providing most of the services that the OSSN was created for in the first place" and that "the basic OSSN backbone design should provide support for the services that are currently being provided in Sprint PCS markets."

     33. Likewise, on August 9, 1999, Sprint Spectrum's Doug Simmons informed US Unwired by e-mail that Sprint PCS intended to begin holding New Product Information ("NPI") conference calls each month, the purpose of which was to review new Sprint PCS products and services that US Unwired would be able to support and offer as a Type III affiliate. In his e-mail, Simmons stated that Sprint PCS "will provide [US Unwired] with the opportunity to learn of and budget/plan for these initiatives well in advance of national product/service launch dates" and "[t]he purpose/responsibility of the [affiliate] technical point of contact will be to begin to plan/coordinate


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the design/development/deployment of required network functionality to support future products and services." However, Sprint PCS did not provide the needed information on OSSN connectivity.

     34. A few days later, on August 12, 1999, Simmons circulated materials to US Unwired in which Sprint PCS represented that the Wireless Web products would be rolled-out to all affiliates on or about September 13, 1999, and would be launched by affiliates on or about September 20, 1999. These statements only heightened US Unwired's anxiety because, without OSSN connectivity, US Unwired would not be permitted to participate in the launch.

     35. At the same time it was misrepresenting that US Unwired could remain a Type III affiliate capable of carrying new products and services, Sprint PCS maintained its embargo on the necessary technical information. For example, although US Unwired had been requesting information regarding OSSN connectivity from Sprint PCS for several months, Sprint PCS materials dated September 10, 1999, state: "efforts still underway to evaluate/provide [Sprint PCS] OSSN connectivity for Type III Affiliate . . . ." That was only three days before the announced launch date for Wireless Web products.

     36. A month later, on October 8, 1999, Sprint PCS still had not provided US Unwired sufficient information about OSSN connectivity for Type III affiliates. Sprint PCS materials stated that Type III affiliate "OSSN connectivity is being evaluated at the [Sprint PCS] VP level . . . . A decision date has not been obtained." But in those same materials, Sprint PCS continued to represent that US Unwired could launch Wireless Web as a Type III affiliate, stating that US Unwired would have Wireless Web "connection" by December 10, 1999.

     37. In early October 1999, Sprint PCS launched Wireless Web products in its own service areas and in the service areas of several Type II affiliates. As noted above, Wireless Web products were a significant innovation in the wireless telecommunications industry and thus US


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Unwired sought to obtain access to Wireless Web products as soon as possible.
Sprint PCS's delay in providing US Unwired with the technical information necessary to first offer Wireless Web products - and the resulting pressure that Sprint PCS knew such a delay would impose on US Unwired - was part of Sprint PCS's scheme to force US Unwired from a Type III to a Type II affiliation.

     38. Still, Sprint PCS continued to represent that it would give US Unwired access to Wireless Web products as a Type III affiliate. In early October 1999, Robert Piper, US Unwired's Chief Executive Officer, met with Tom Mateer, Vice President for Sprint PCS's Affiliations group. At the meeting, Piper stressed the importance of US Unwired obtaining Wireless Web capabilities as soon as possible. Piper impressed upon Mateer that, as each day passed, US Unwired was losing potential revenues and losing the opportunity to obtain the advantages of Sprint PCS's national advertising campaign for Wireless Web. Mateer stated that he understood US Unwired's concerns and represented that US Unwired would have Wireless Web capabilities no later than early 2000.

     39. Notwithstanding Mateer's representations, Sprint PCS continued to deny those products and services to US Unwired. At a November 12, 1999 meeting attended by Sprint PCS representatives Doug Simmons, Ilsa Hinsley, Mark Schmitz, Bill Routt, Diane Daniels, Beth Allen, and Dave Eckhart, Sprint PCS informed US Unwired and other affiliates that Sprint PCS still had no information regarding the availability of OSSN connectivity and Wireless Web products for Type III affiliates.

     40. On December 9, 1999, US Unwired and Sprint PCS met in Kansas City, Missouri to discuss possible procedures for OSSN connectivity and also the technical capabilities for US Unwired to "provision" its customers for Wireless Web and other new products and services. Whereas OSSN connectivity provided US Unwired the connection to Sprint PCS's systems for new


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products and services, "provisioning" would provide the technical requirements necessary for US Unwired to carry and support the products and services. During the December 9 meeting, Sprint PCS representatives again confirmed that technical solutions existed for US Unwired to both obtain OSSN connectivity and to provision its customers for Wireless Web products while remaining a Type III affiliate.

     41. By December 1999, US Unwired had completed all technical requirements necessary for it to carry Wireless Web products for which it did not need Sprint PCS's involvement. US Unwired had installed equipment and had the ability to connect calls through the internet, which was one of the technical requirements for Wireless Web products. The only holdup to US Unwired's ability to carry Wireless Web products was Sprint PCS's failure to specify the requirements for US Unwired to acquire OSSN connectivity and adequate provisioning.

     42. Finally, on January 4, 2000, Sprint PCS began to take steps to permit US Unwired to obtain OSSN connectivity as a Type III affiliate. Two weeks later, on January 17, 2000, Sprint PCS's Bill Routt sent a fax to US Unwired indicating that "[a]s discussed in the 12/99 Affiliate National Integration Meeting, we are moving forward with providing OSSN connectivity to Type 3 affiliates." US Unwired and Sprint PCS thus proceeded with the ordering of equipment and other necessary steps for US Unwired to implement OSSN connectivity for both US Unwired's and Sprint PCS's customers. However, as will be seen, this apparent progress was entirely spurious, because, unbeknownst to US Unwired, Sprint PCS had no intention of permitting US Unwired to remain a Type III affiliate.


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Sprint PCS Ratchets Up The Pressure On
US Unwired To Convert To A Type II Affiliation

     43. Sprint PCS's next tactic to coerce US Unwired to switch to a Type II affiliation was unreasonably to demand that US Unwired pay many millions of dollars for provisioning to remain a Type III affiliate or face the threat of unjustifiably being declared in default under the Management Agreements. According to Sprint PCS's threats, US Unwired could escape the specter of default or the needless expenditure of tens of millions of dollars only by switching to a Type II affiliation.

     44. In early 2000, as US Unwired moved forward with its plans to complete OSSN connectivity, Sprint PCS suddenly and without explanation claimed that it no longer had a cost-efficient method for Type III affiliates to acquire the technical capability to "provision" customers for Wireless Web products. This was a knowingly false statement in sharp contrast to Sprint PCS's repeated assurances throughout mid- to late- 1999 that US Unwired could offer and carry Sprint PCS's new products and services as a Type III affiliate, and was designed to coerce US Unwired to switch to Type II status.

     45. In response to Sprint PCS's apparently sudden and unexplained change of heart regarding US Unwired's technical capability to provision its customers as a Type III affiliate, US Unwired undertook an investigation of how it could provision its customers for Wireless Web products. US Unwired ultimately identified its own feasible and inexpensive technical provisioning solution.

     46. On or about March 10, 2000, Sprint PCS agreed to hold a meeting in Kansas City with US Unwired and other Type III affiliates to discuss long-term technical solutions similar


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to the one identified by US Unwired for Type III affiliates to integrate their systems to offer Wireless Web and other new Sprint PCS products and services.

     47. At the March 10 meeting, Sprint PCS misrepresented a series of critical facts. Specifically, Sprint PCS's Business Development group presented a study which stated that US Unwired's "current Type 3 arrangement lacks capability to maintain product and feature seamlessness" for the offering and support of Wireless Web and other products. In short, after months of assuring US Unwired that it could remain a Type III affiliate and offer Sprint PCS's new products and services, and only two months after informing US Unwired that OSSN connectivity was available to Type III affiliates, Sprint PCS now took the unjustified position that US Unwired's current technical capabilities were insufficient to support and maintain provisioning for new products and services without a substantial monetary investment.

     48. Sprint PCS's March 10, 2000 report also provided US Unwired with the purported estimated costs US Unwired would have to pay to Sprint PCS to remain a Type III affiliate. The cost estimate Sprint PCS provided for integrating its systems to allow provisioning for Wireless Web and other products was $16.4 to $20.0 million. Remarkably, Sprint claimed that even that estimate could be off by plus or minus 50%, so that Sprint PCS might require expenditure of as much as $30 million. On information and belief, these figures were fictitious and calculated only to be so high as to make it prohibitive for US Unwired to consider remaining a Type III affiliate.

     49. Sprint PCS went so far as to demand that it be paid $627,570 for a "study" of the fictitious costs Sprint PCS sought to impose for US Unwired to remain a Type III affiliate and carry Sprint PCS's new products. Sprint PCS referred to this "study" as the "Plan/Analyze Phase."

     50. Sprint PCS's stance put still other pressures on US Unwired to ensure that it converted to Type II. Notwithstanding that it was important for US Unwired to begin offering


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Wireless Web products and services as soon as possible - a fact Sprint PCS unquestionably understood - Sprint PCS stated that if US Unwired chose to pursue the Plan/Analyze Phase and ultimately decided to remain a Type III affiliate, the "Total Project" time would be at least "12-18 months to complete after completion of plan/analyze." (Emphasis added.) Thus, although Sprint PCS launched its Wireless Web products in approximately October 1999, Sprint PCS proposed to delay US Unwired's access to those products until mid- to late- 2001 at the earliest, an almost two-year delay. Sprint PCS believed and intended that this delay would be detrimental to US Unwired and would serve to coerce US Unwired to convert to Type II.

     51. Underlying Sprint PCS's coercive intent, Sprint PCS's March 10, 2000 report took the arbitrary position that US Unwired's only options were: either commit to Sprint PCS's expensive, open-ended, and time consuming "clear plan and funding to integrate," or "conversion to type 2."

     52. At the conclusion of the March 10 Type III affiliate meeting, US Unwired met alone with Sprint PCS. During this second meeting, Sprint PCS reiterated its determination to force US Unwired to a Type II affiliation. In materials Sprint PCS distributed at the second meeting, entitled "State of the Relationship," Sprint PCS stated that one of the "top issues" between US Unwired and Sprint PCS was US Unwired's "overall conversion to Type 2."

     53. Shortly after the March 10 meeting, US Unwired conducted its own investigation into the costs associated with offering Wireless Web. US Unwired concluded that it could be done for as little as $800,000, and conservatively estimated to Sprint that it could be done for approximately $1.0 to $2.0 million, not the far higher amounts Sprint PCS claimed.

     54. Based upon US Unwired's investigation, Robert Piper proceeded to tell Sprint PCS personnel, including Greg Corwin, Director of Affiliate Relations, that the $16.4 to $20 million


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estimate was far too high and that US Unwired had developed a feasible provisioning solution at a fraction of the cost. Sprint PCS arbitrarily rejected US Unwired's solution and sought to force US Unwired to the Hobson's choice of Sprint PCS's vague and expensive interface proposal or conversion to Type II. Importantly, as Sprint PCS prolonged these discussions, US Unwired could not offer Sprint PCS's Wireless Web products and thus continued to lose the potential revenues and other benefits, such as national advertising for these new products.

     55. On June 2, 2000, Sprint PCS's Greg Corwin wrote to US Unwired's Robert Piper to foreclose US Unwired's options related to its efforts to remain a Type III affiliate and offer Wireless Web and other products. Corwin informed Piper that US Unwired had "two options for correcting this situation: 1.) commit to and proceed with a project to interface the Type III systems with the Sprint PCS systems, or 2.) commit to conversion to a Type II Affiliation."

     56. Corwin made it clear that US Unwired's conversion to Type II was the only option acceptable to Sprint. Corwin reiterated that Sprint PCS was planning to proceed with a Plan and Analyze phase of the project with a cost - to be borne exclusively by US Unwired - of $627,570. Corwin also threatened that Sprint PCS might impose additional charges in the future if US Unwired remained a Type III affiliate: "additional or future Sprint PCS Products or Services not included in this project will be assessed separately and will require your funding of additional systems development."

     57. On June 14, 2000, continuing to treat the matter as ordinary business negotiations, Piper wrote to Tom Mateer, Sprint PCS's Vice President of Affiliations, and stated that US Unwired and Sprint "do not currently agree on
(1) the scope of the work necessary to complete the integration between [US Unwired's] operations and Sprint's operations, (2) the cost of such work, and
(3) the responsibility of each party for the payment of such cost."

     58. On or about July 22, 2000, despite Sprint PCS's untruths and threats, Piper notified Sprint PCS of US Unwired's decision to remain a Type III affiliate and integrate US Unwired's systems with Sprint PCS's systems, thus permitting US Unwired to carry all new Sprint PCS products and services, including Wireless Web.

     59. This decision was entirely unacceptable to Sprint PCS. On August 8, 2000, Sprint PCS's Mateer wrote US Unwired's Piper. In his letter, Mateer not only upped the ante for US Unwired to remain a Type III affiliate, but also imposed a deadline for US Unwired to make a decision. Mateer stated that US Unwired now was obligated to pay Sprint PCS $759,400 for a Plan and Analyze Phase, not to accomplish integration but only to determine the purported cost for interfacing US Unwired and Sprint PCS's systems. Mateer failed to explain why the cost of the proposed Plan and Analyze Phase had increased by more than $130,000 in only eight weeks. On information and belief, the increase, like the original proposal, was arbitrary and designed only to put pressure on US Unwired to convert to Type II.

     60. In addition, Mateer further increased the pressure on US Unwired by stating that US Unwired "is the only Type III affiliate that has opted to pursue systems integration," so US Unwired "is responsible for the entire actual cost incurred in this project (not just the planning estimate) . . . ." Mateer also again insisted that US Unwired had only two options: "(i) sign the [Project Agreement] and establish a line of credit or (ii) agree in writing to convert to a Type II affiliate by August 31, 2000."

     61. Finally, Sprint PCS brought down the hammer to force US Unwired's conversion to Type II. If US Unwired did not convert (or agree to fund the entirely infeasible Plan and Analyze program) by the August 31, 2000 deadline, Sprint PCS threatened to declare US Unwired in default of the Management Agreements. Mateer stated: "[n]othing in this letter waives

Sprint PCS's right to declare an Event of Termination (i) in the event [US Unwired] does not fulfill its obligations to fund the Plan and Analyze phase, as described in this letter . . . ."

     62. US Unwired realized that it had no practical choice. It was faced with an explicit threat of default by Sprint PCS and the two options identified in Mateer's August 8 letter. US Unwired could either (i) pay the approximately $760,000 demanded by Sprint PCS for the privilege of being told exactly how many millions of dollars more Sprint PCS would demand as the total cost for US Unwired to remain a Type III affiliate able to offer Wireless Web products at some unknown time in the future, or (ii) submit to Sprint PCS's demand that US Unwired convert to a Type II affiliate in order to gain access to Wireless Web products in a reasonable time frame.

     63. As it considered its options, US Unwired had in mind the other recent threats by Sprint PCS's Thomas Mateer. During the previous year, US Unwired had negotiated with Sprint PCS to expand its Service Area Networks to cover several additional service areas, including Jackson, Mississippi. US Unwired originally planned to service the Jackson area as a Type III affiliate. In the spring of 2000, Sprint PCS stated that it wanted US Unwired to launch Jackson as a Type II affiliate.

     64. In May 2000, in the midst of what US Unwired later came to recognize as Sprint PCS's scheme to force US Unwired to a Type II affiliation for all operations, Piper informed Sprint PCS's Greg Corwin that US Unwired had concluded that it would launch Jackson, Mississippi as a Type III affiliate. Thereafter, Mateer, Vice President of Sprint PCS's Affiliations group, called Piper. During that telephone conversation, Piper reiterated US Unwired's intention to launch Jackson as a Type III affiliate. In response, Mateer threatened that if US Unwired launched Jackson as a Type III affiliate, Sprint PCS would declare US Unwired in default of the parties' Management Agreements for failing to offer Wireless Web and other Sprint PCS products in all of US Unwired's

Service Area Networks. In addition, Mateer told Piper that "I will crush you [US Unwired]" if US Unwired continued to insist on launching Jackson as a Type III affiliate.

     65. In the fall of 2000, US Unwired and its management reasonably concluded that the combination of Sprint PCS's prior statements and conduct constituted a clear threat: either 1) convert to Type II or Sprint PCS would inflict on US Unwired either the catastrophic economic effects of an unjustified declaration of default or 2) pay up to tens of millions of dollars that Sprint PCS was demanding for US Unwired to remain a Type III affiliate. Confronted with Sprint PCS's explicit threats and facing the continuing deprivation of important new Wireless Web products, in approximately September 2000, US Unwired submitted to a process for conversion to a Type II Sprint PCS affiliate. It also told Sprint PCS that it would launch Jackson, Mississippi as a Type II affiliate. Over approximately the next twelve months, and under the continued threat of Sprint PCS's unlawful conduct, US Unwired undertook to implement the conversion to Type II affiliation. Through a multi-year pattern of extortionate and fraudulent conduct, Sprint PCS succeeded in its scheme to force US Unwired from a Type III affiliate to a Type II affiliate and, as alleged below, thus gained control of US Unwired's business operations and its property.

Sprint PCS's Unlawful Exercise And Maintenance Of
Control Over The Collection And Distribution Of US Unwired's
Revenues And Other Aspects Of US Unwired's Business Operations

     66. Once Sprint PCS succeeded in forcing US Unwired to a Type II affiliation, Sprint PCS acquired and maintained substantial control over US Unwired's business operations. As noted above, as a Type II affiliate, US Unwired was obligated to purchase certain services from Sprint PCS, including services related to US Unwired's core billing, collections, and customer services functions, thus giving Sprint PCS control over these critical business functions. Most important, US Unwired's conversion to Type II gave Sprint PCS immediate control over the vast majority of revenues collected from US Unwired's subscribers or from others using US Unwired's Service Area Networks. Under the Type II arrangement, most subscribers pay their US Unwired bill using the enclosed, pre-addressed return envelope, which routes their payment directly to Sprint PCS. Therefore, US Unwired lost control over the most fundamental premise of any business: its cash. US Unwired, therefore, is absolutely dependent upon Sprint PCS to account for and pass on the right amount of that cash to US Unwired.

     67. A small percentage of US Unwired's revenues are directly collected by US Unwired, for example, where a customer pays his or her bill at a Sprint PCS retail store operated by US Unwired. Sprint PCS controlled even that cash by requiring US Unwired to deposit the payments in a bank account that Sprint PCS "sweeps" into its own bank accounts on a daily basis.

     68. In addition to exercising control over US Unwired's cash, Sprint PCS also gained and exercises control over other critical functions of US Unwired's business operations, including customer care, billing, and activations. Beyond that, Sprint PCS gained the freedom to push down on US Unwired unneeded or unexplained "services" for which it could charge and deduct a wide range of "fees."

     69. Sprint PCS also has engaged in continuing fraudulent and extortionate conduct in order to maintain its control over US Unwired's business operations. For example, in the summer of 2002, US Unwired sought to ameliorate some of the harm caused by Sprint PCS's exercise of control by requesting that Sprint PCS transfer control of certain customer care functions back to US Unwired.

     70. Sprint PCS, however, had no intention of relinquishing any part of the control it had gained. Sprint PCS therefore advised US Unwired that Sprint PCS would demand payment of between $19 million and $25 million as the purported cost of migrating the customer care function back to US Unwired. On information and belief, that estimate was fictitious and inflated, and intended to force US Unwired to keep customer care with Sprint PCS.

     71. On October 30, 2002, US Unwired's Robert Piper wrote to Sprint PCS's Thomas Mateer, requesting that Sprint PCS address the harm caused by "the forced migration of [US Unwired] customer care to Sprint's back office services." Piper specifically noted the unacceptability of Sprint PCS's continuing pattern of demanding unreasonably inflated payments from US Unwired as a condition of US Unwired controlling some of its own business operations:

          We find it difficult to fathom that a process that cost Sprint between $500K and $1MM 14 months ago, as we moved USU's billing and customer care to Sprint, now will cost Sprint $19MM to $25MM to move only customer care (and not billing) back to USU. This pattern seems very similar to how USU was forced to move to Sprint's billing and customer care.

Piper again requested that Sprint PCS permit US Unwired to regain control of the identified customer care functions.

     72. Sprint PCS has not permitted US Unwired to regain control of the customer care functions of its business operations, and has continued to insist that US Unwired could regain control - if at all - only through payment of unreasonable and inflated fees to Sprint PCS.

Sprint PCS Causes US Unwired Significant
Harm Through Its Operation And Control
Of US Unwired's Business Operations

     73. From the moment Sprint PCS forced US Unwired to switch from a Type III affiliate to a Type II affiliate - and thus took control of the critical functions of US Unwired's business - and continuing to the present, Sprint PCS has wrongfully withheld many millions of dollars in revenues owed to US Unwired and has improperly imposed many millions of dollars of fees on US Unwired. Some of the numerous devices Sprint PCS has employed to strip US Unwired of its property are the following:

          (a) Sprint PCS has refused to provide accurate monthly true-ups of amounts owed or withheld by Sprint PCS;

          (b) Sprint PCS has failed to identify or substantiate services for which it has charged US Unwired;

          (c) Sprint PCS has applied customer deposits without crediting US Unwired and has charged US Unwired for customer deposits refunded by Sprint PCS even though US Unwired never received the deposits;

          (d) Sprint PCS has imposed improper charges for services already included in amounts paid under the Management Agreements;

          (e) Sprint PCS has concealed improper charges by falsely labeling them;

          (f) Sprint PCS improperly has appropriated the benefits of discounts and other rebates Sprint PCS obtains from various equipment and other third-party vendors;

          (g) Sprint PCS unilaterally and improperly lowered "travel" and "roaming" rates to reduce amounts owed by Sprint PCS to US Unwired;

In addition, Sprint PCS exploited its control by imposing financially disastrous programs on US Unwired, like NDASL, a program for poor credit risk customers that was unsuited to US Unwired's service areas.

Sprint PCS's Apparent Goal Of Acquiring,
Or "Rolling-Up," US Unwired's Business Operations

     74. On information and belief, Sprint PCS is pursuing a long-term plan to purchase, or "roll-up," the assets and operations of the affiliates, including US Unwired, a plan which is in fact facilitated by driving US Unwired to the brink of financial ruin through the conduct set forth above.

     75. On information and belief, in or about April 2001, Sprint PCS senior management, including then-Chief Financial Officer Bill Gunter, discussed the company's affiliate program with certain industry financial analysts. Among other things, Sprint PCS's management expressed their opinion that Sprint PCS's real key purpose for originally executing affiliate agreements was to obtain a faster build-out of Sprint PCS's seamless national telecommunications network and that Sprint PCS management believed the company had given too favorable a deal to its affiliates. The statements by Sprint PCS management led at least one industry analyst to conclude that Sprint PCS's long-term plan was to roll up the affiliate operations into Sprint PCS's business.

     76. In February 2003, iPCS Wireless, Inc. ("iPCS"), another Sprint PCS affiliate, filed for Chapter 11 bankruptcy protection. In a January 2003 publication, JP Morgan Securities, Inc. ("JP Morgan") addressed the then-anticipated bankruptcy filing of iPCS. In that publication, JP Morgan stated that "iPCS Bankruptcy Probable Positive for [Sprint] PCS" and that "[b]ased on our analysis, we believe the most likely outcome is for iPCS to be acquired by [Sprint] PCS at `business value' which is possibly near current public value of iPCS's debt." Similarly, in a February 2003 presentation entitled "Issues Of Potential Restructurings," JP Morgan recognized that given the affiliates' financial struggles, one of the "possible scenarios for affiliates," was that the "affiliates are acquired by [Sprint] PCS, involving debt restructuring and equity dilution."

     77. Further evidencing Sprint PCS's apparent goal to acquire US Unwired's assets and operations was Sprint PCS's response to US Unwired's efforts in late 2002 to discuss a business solution to the parties' disputes. Sprint PCS stated that any meeting for this purpose would have to take place between US Unwired and Sprint PCS's Mergers and Acquisitions ("M&A") group, and that US Unwired had to be prepared to disclose and discuss details of its financial condition to the M&A group. On information and belief, Sprint PCS has made similar statements to other affiliates.

     78. In the course of its business relationship with Sprint PCS, US Unwired has had no interaction with, and no reason to interact with, Sprint PCS's M&A group. Thus, other than an overall plan by Sprint PCS to purchase or roll-up the affiliates' business operations, no rational explanation exists for Sprint PCS to mandate that US Unwired meet with Sprint PCS's M&A group and disclose and discuss details of US Unwired's financial condition to Sprint PCS.

Sprint PCS's Fraudulent Use Of US Unwired's Network

     79. US Unwired's Service Area Networks are comprised of numerous technical components, including trunks and switches. In a telecommunications network, a trunk is generally a single transmission channel between two points that are switching centers or nodes. A switch is a device for making, breaking, or changing the connection in or among different circuits.

     80. US Unwired's Service Area Networks employ thousands of trunks, many of which carry specific types of telecommunications traffic. For example, US Unwired maintains trunks that carry only traffic of wireless customers attempting to activate voicemail, or to contact directory assistance. US Unwired also maintains trunks that are used solely to carry calls to Sprint 800 access numbers, such as Sprint PCS customer service.

     81. In approximately July 2002, after a capacity problem was noted on the Sprint 800 access trunk group at one of US Unwired's switching centers, Sprint PCS informed US Unwired that US Unwired needed to augment the access trunk group. Specifically, Sprint PCS advised US Unwired that, if US Unwired did not augment the capacity of the group with additional trunk and switch capacity at US Unwired's own expense, customers' access to Sprint 800 access numbers could be blocked.

     82. In response to the risk that US Unwired customer calls might be blocked, US Unwired took steps to add capacity to its 800 access trunks. US Unwired bore the substantial financial burden to add the necessary trunk and switch capacity and likewise bears the significant ongoing costs associated with maintaining and servicing the added capacity.

     83. US Unwired recently investigated traffic patterns carried on its 800 access trunks and discovered that Sprint PCS has been and continues to route customer calls of several different types on US Unwired's network without US Unwired's consent or payment of appropriate compensation. For example, Sprint PCS routes and fails to pay US Unwired compensation for certain long distance calls made from subscribers of Sprint PCS or other Sprint PCS affiliates that terminate on US Unwired's networks. Even more egregious, Sprint Corporation has secretly and fraudulently caused landline (non-wireless) long distance calls to be routed over and terminated on US Unwired's networks. The fraud alleged herein is ongoing as of the filing of this Complaint.

     84. Sprint PCS's fraudulent use of US Unwired's Service Area Networks has caused US Unwired significant financial harm. First, US Unwired has been forced to purchase, at substantial cost, additional trunk and switch capacity to increase the number of its 800 access trunks. US Unwired also bears the significant expense of maintenance and upkeep on the additional trunk and switch capacity. Second, Sprint PCS knowingly and intentionally has pocketed the fees and revenue that it should have paid to US Unwired for the routed traffic, and has converted those funds to its own use.

                                     COUNT I

               AGAINST SPRINT CORPORATION, SPRINT SPECTRUM, L.P.,
                    WIRELESSCO, L.P., AND SPRINTCOM, INC. FOR
                   RICO VIOLATIONS UNDER 18 U.S.C. ss. 1962(b)

     85. Plaintiffs repeat and reallege each allegation contained in paragraphs 1 through 78 as if fully set forth herein.

     86. Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc. are "persons" within the meaning of 18 U.S.C. ss. 1961(3).

     87. US Unwired together with Louisiana Unwired and Texas Unwired is an enterprise engaged in, and whose activities affect, interstate commerce within the meaning of 18 U.S.C. ss. 1961(4).

     88. Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc. indirectly and directly acquired and maintained control of the US Unwired enterprise through a pattern of racketeering activity in violation of 18 U.S.C.ss.1962(b). Specifically:

          (a) Sprint PCS engaged in repeated acts of extortion and attempted extortion in violation of 18 U.S.C. ss. 1951(b) in order to obtain control of US Unwired's business operations and property by wrongfully using fear of economic loss to induce US Unwired to relinquish that control. In so doing, Sprint PCS obstructed and affected interstate commerce. Sprint PCS accomplished this scheme by engaging in at least the following acts:

               (i) Sprint PCS wrongfully induced US Unwired to fear economic harm and lost revenues by threatening:

                    (1) that Sprint PCS would unjustifiably declare US Unwired in default of the Sprint PCS Management Agreements if US Unwired did not switch to a Type III affiliation, or alternatively, agree to pay Sprint PCS inflated sums to remain a Type III affiliate;

                    (2) that Sprint PCS would unjustifiably declare US Unwired in default of the Sprint PCS Management Agreements if US Unwired launched its Jackson, Mississippi service area as a Type III affiliate;

                    (3) that Sprint PCS would demand that US Unwired pay $759,400 for Sprint PCS to even consider US Unwired's attempts to remain a Type III affiliate;

                    (4) that Sprint PCS would demand that US Unwired pay another $16.4 to $30 million or more to remain a Type III affiliate;

                    (5) that US Unwired would be denied access to new and important Sprint PCS products if US Unwired remained a Type III affiliate; and

                    (6) that Sprint PCS would delay US Unwired's entry into the Wireless Web market by more than 12-18 months if US Unwired remained a Type III affiliate.

               (ii) By using the foregoing threats to create fear of economic harm, Sprint PCS gained, or attempted to gain, of at least the following property of US Unwired:

                    (1) the economic benefit to US Unwired of remaining a Type III affiliate;

                    (2) US Unwired's control of its cash and the conduct of its business; and

                    (3) the substantial sums of money which Sprint PCS demanded for US Unwired to remain a Type III affiliate or later to reacquire the customer care function.

               (iii) Sprint's extortionate conduct obstructed or affected interstate commerce by at least:

                    (1) obstructing and affecting the interstate business operations of US Unwired, including US Unwired's ability to offer Sprint PCS Wireless Web products through interstate commerce to customers in several states, including Louisiana and Texas;

                    (2) allowing Sprint PCS to obtain control of US Unwired's business, customer care, and billing operations, all of which US Unwired carried out in interstate commerce with customers in several states, including Louisiana and Texas.

          (b) Sprint PCS also engaged in repeated acts of mail and wire fraud in contravention of 18 U.S.C. ss.ss. 1341 and 1343 by using the United States mail, electronic mail, and telephone communications in interstate commerce to carry out a fraudulent scheme to obtain control of US Unwired's business operations and property through false statements and fraudulent pretenses. The communications Sprint

               PCS used for the purposes of carrying out its fraudulent scheme include:

               (i) an as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended fraudulently to induce US Unwired to believe that Sprint PCS intended to allow US Unwired to remain a Type III affiliate, and thereby retain control of its business operations, despite Sprint PCS's intent to obtain control of US Unwired's business operations and property, including at least the conduct alleged at paragraphs 30-36 and 38-40;

               (ii) an as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended fraudulently to induce US Unwired to believe that it was not possible for US Unwired to carry and support Wireless Web products without becoming a Type II affiliate or through payment of the arbitrary and inflated sums of money demanded by Sprint PCS, including at least the conduct alleged at paragraphs 44, 47-52, 55 and 59-60;

               (iii) an as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended defraud US Unwired of substantial sums of money, including at least the conduct alleged at paragraphs 48, 54-56, and 59-60.

     89. The racketeering activity described herein has been continuous and long-term and constitutes a pattern of racketeering activity pursuant to 18 U.S.C. ss. 1961(5). Sprint PCS continues to engage in unlawful acts that allow it to maintain control over US Unwired's business operations. The harm caused to US Unwired by defendants' racketeering activity is therefore likely to continue until, on information and belief, defendants achieve their ultimate objective of rolling up US Unwired's operations into their own.

     90. As a direct and proximate result of Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc.'s racketeering activities and violations of 18 U.S.C. ss. 1962(b), specifically defendants' acts of acquiring and maintaining control over US Unwired's business operations, US Unwired has suffered concrete financial injury in its business and property in that, without limitation, among other things:

          (a) Through the loss of control over its own revenue and cash flows, US Unwired has lost millions of dollars in Collected Revenues that Sprint PCS now collects and that Sprint PCS unlawfully refuses to pay US Unwired;

          (b) Because of Sprint PCS's maintenance of control over US Unwired, US Unwired has been forced to pay Sprint PCS millions of dollars in fraudulent and improper fees for services that Sprint PCS either did not perform for US Unwired or was not authorized to charge US Unwired;

          (c) US Unwired's business value has been injured, diminished, and otherwise depressed; and

          (d)  US Unwired's ability to grow and succeed has been impeded.

     91. The injuries US Unwired suffered as a result of defendants' acquisition and maintenance of control over US Unwired's business operations are separate and distinct from the injuries that US Unwired suffered as a result of defendants' predicate acts of racketeering. As a result of the unlawful conduct alleged herein, plaintiffs have sustained damages in an amount to be proven at trial.

                                    COUNT II

           FOR THE APPOINTMENT OF A RECEIVER OVER PROPERTY CONTROLLED
         BY SPRINT CORPORATION, SPRINT SPECTRUM, L.P., WIRELESSCO, L.P.,
          AND SPRINTCOM, INC. IN LOUISIANA, UNDER L.R.S. 12:151; 12:317

     92. Plaintiffs repeat and reallege each allegation contained in paragraphs 1 through 84 as if fully set forth herein.

     93. US Unwired is a creditor of Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom as a result of: (1) defendants' failure to pay US Unwired an as-yet undetermined amount of Collected Revenues under the parties' Management Agreements; and (2) defendants' misappropriation of, and ongoing domination and control over, US Unwired revenues generated by its business operations.

     94. Defendants have and continue to significantly jeopardize US Unwired's rights by grossly and fraudulently mismanaging their business operations, in that, without limitation, they:

          (a) operate their internal accounting and other systems that are critical to the operation of their business operations and the Sprint PCS affiliate program in such a way as to cause US Unwired significant and ongoing harm;

          (b) erroneously calculate the monthly Collected Revenues due to US Unwired under the parties' Management Agreements;

          (c) fail to provide US Unwired a monthly true up report or an accurate monthly true up payment required under the parties' Management Agreements;

          (d) claim that they are incapable of determining what services they provide US Unwired for each of the significant monthly fees they charge US Unwired; and

          (e) claim that they are incapable of determining what portion of certain fees they charge US Unwired is attributable to specific services provided for the fee.

     95. Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom maintain control over property and assets located in the State of Louisiana, including but not limited to, US Unwired's Collected Revenues, funds generated by Louisiana residents' use of Sprint PCS products and services, retail stores located in Louisiana, a portion of the Sprint PCS Network located in Louisiana, and physical and other forms of tangible and intangible and corporeal and incorporeal property, including customer goodwill.

     96. Given defendants' fraudulent and gross mismanagement of their business operations, and the significant and ongoing harm that defendants' mismanagement has caused US Unwired, US Unwired is entitled pursuant to Louisiana Revised Statutes ss.ss. 12:151 and 12:317 to the appointment of a receiver to take charge of property and assets controlled by defendants in the State of Louisiana related to the conduct of US Unwired's business.

                                    COUNT III

         AGAINST SPRINT CORPORATION, SPRINT SPECTRUM, L.P., WIRELESSCO,
            L.P., AND SPRINTCOM, INC. FOR BREACH OF FIDUCIARY DUTIES

     97. Plaintiffs repeat and reallege each allegation contained in paragraphs 1 through 84 as if fully set forth herein.

     98. Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom exercise control and domination over critical parts of US Unwired's business operations, including the handling, administration, and reconciliation of US Unwired revenues earned for providing Sprint PCS products and services in US Unwired's Service Area Networks. Therefore, defendants are in a position of trust and confidence with respect to, and have gained a position of superiority and influence over, US Unwired. As such, Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom owe fiduciary duties of care, loyalty, disclosure, and good faith to US Unwired.

     99. Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom breached their fiduciary duties to US Unwired by, among other things:

          (a) prohibiting US Unwired from regaining control over customer care functions for its subscribers;

          (b) failing to pay, credit, or account to US Unwired for all Collected Revenues and other money owed to US Unwired under the parties' Management Agreements;

          (c) charging US Unwired inflated fees for services they provide to US Unwired;

          (d) charging US Unwired for services that they do not perform, or which US Unwired performs itself;

          (e) charging US Unwired monthly fees that are prohibited under the parties' Management and Services Agreements;

          (f)  falsely labeling fees charged to US Unwired; and

          (g) forcing US Unwired to offer several Sprint PCS products and services that Sprint PCS implemented without appropriate internal testing or controls, or which Sprint PCS knew or should have known would cause US Unwired significant financial harm as a result of anticipated customer fraud.

     100. As a result of these breaches of defendants' fiduciary duties, plaintiffs have been damaged in an amount to be proven at trial.

                                    COUNT IV

               AGAINST SPRINT CORPORATION, SPRINT SPECTRUM, L.P.,
                 WIRELESSCO, L.P., AND SPRINTCOM, INC. FOR FRAUD

     101. Plaintiffs repeat and reallege each allegation contained in paragraphs 1 through 15 and 79 through 84 as if fully set forth herein.

     102. Defendants committed fraud in violation of LA Civ. Code art. 1953
(1985) against US Unwired by misrepresenting, suppressing, or omitting information with the intent to obtain an unjust advantage over and cause damage to US Unwired, as follows:

          (a) defendants represented to US Unwired that US Unwired needed to augment its trunk capacity to avoid blocked calls, and thus induced US Unwired to add capacity to US Unwired's 800 access trunks;

          (b) relying upon defendants' statements, and fearing that its subscribers' calls could be blocked, US Unwired expended significant resources to add capacity to its 800 access trunks; and

          (c) defendants have fraudulently routed certain calls onto and across US Unwired's Service Area Networks without paying US Unwired appropriate compensation.

     103. As a result of defendants' fraud, plaintiffs have been damaged in an amount to be proven at trial.


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

     WHEREFORE, US Unwired, Louisiana Unwired, and Texas Unwired demand judgment as follows:

          A. Granting judgment against each and every defendant in favor of plaintiffs for the amount of actual damages sustained by plaintiffs as a result of the actions, inactions, omissions, and breaches of Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom;

          B. Awarding plaintiffs treble damages pursuant to 18 U.S.C. ss. 1964 against Sprint Corporation, Sprint Spectrum, WirelessCo, and SprintCom with respect to their violations of 18 U.S.C. ss. 1962(b);

          C. Awarding plaintiffs punitive damages to the extent allowed by LA Civ. Code art. 3546 (1992) for the intentional misconduct alleged herein in an amount sufficient to deter such future conduct, taking into account the net worth of each defendant against whom punitive damages are awarded;

          D. Appointing a receiver over property and assets controlled by defendants in the State of Louisiana pursuant to L.R.S. ss.ss. 12:151 and 12:317;

          E. Ordering defendants to account to plaintiffs for sums improperly withheld from plaintiffs;

          F. Awarding plaintiffs the costs and disbursements of this action, including reasonable attorneys', accountants', and expert fees, and costs and expenses; and


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


          G. Granting such other and further relief as the Court may deem just and proper.

               PLAINTIFFS DEMAND TRIAL BY JURY

This 10th day of July, 2003.

                                   Respectfully submitted,

                                   STOCKWELL, SIEVERT, VICCELLIO,
                                   CLEMENTS & SHADDOCK, L.L.P.


                                   By: /s/ John S. Bradford
                                      ----------------------------------------
                                          Emmett C. Sole, La. Bar #12250
                                          John S. Bradford, La. Bar #03369
                                          One Lakeside Plaza
                                          Lake Charles, Louisiana 70601
                                          (337) 436-9461
                                          FAX: (337) 493-7210


                                   Chester T. Kamin
                                   Andrew A. Jacobson
                                   Matt D. Basil
                                   JENNER & BLOCK, LLC
                                   One IBM Plaza
                                   Chicago, Illinois 60611
                                   (312) 222-9350

                                    ATTORNEYS FOR US UNWIRED INC.,
                                    LOUISIANA UNWIRED L.L.C., and TEXAS
                                    UNWIRED

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